John H. Lively
The Law Offices of John H. Lively & Associates, Inc.
A member firm of The 1940 Act Law Group
11300 Tomahawk Creek Parkway, Suite 310
Leawood, KS 66211
Phone: 913.660.0778 Fax: 913.660.9157
john.lively@1940actlawgroup.com

October 31, 2014

Investment Managers Series Trust
235 West Galena Street
Milwaukee, Wisconsin 53212

Attention:   Board of Trustees

We have served as counsel to World Funds Trust (the “World Funds Trust”) in connection with the Agreement and Plan of Reorganization dated as of October 31, 2014 (the “Agreement”) by and among the Strategic Latin America Fund (the “Transferring Fund”), a series of Investment Managers Series Trust (the “IMS Trust”); the Strategic Latin America Fund (the “Acquiring Fund”), a series of World Funds Trust; and Strategic Asset Management, Ltd. (the “Adviser”) for limited purposes. This opinion is delivered to you pursuant to Section 6.2 of the Agreement. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement.

In our capacity as World Fund Trust’s counsel, we have examined either originals, copies or facsimile copies, certified, confirmed or otherwise authenticated to our satisfaction, of certain corporate records, agreements and instruments of the Acquiring Fund and World Funds Trust, certificates of officers of the Trust, certificates of public officials, and such other documents and records, including, but not limited to, an executed copy of the Agreement, World Fund Trust’s declaration of trust and by-laws (and any amendments thereto), World Fund Trust’s registration statement relating to the Acquiring Fund on Form N-1A that was most recently filed with the Securities and Exchange Commission (the “SEC”) (and any supplements thereto), and have made such other inquiries of law and fact as we have deemed appropriate as a basis for the opinions herein after expressed. In all cases, we have assumed the authenticity of original documents and the conformity to authentic originals of all copies examined by us. In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have also assumed for the purposes of this opinion that the Certificate of Trust, the Declaration of Trust, the Resolutions, the Agreement and the By-Laws will not have been amended, modified or withdrawn and will be in full force and effect on the Closing Date of the Reorganization.

This opinion is based entirely on our review of the documents listed above and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents. When an opinion set forth below is given to the best of our knowledge, or to our knowledge, or with reference to matters of which we are aware or which are known to us, or with another similar qualification, the relevant knowledge or awareness is limited to the actual knowledge or awareness of the individual lawyers in the firm who have participated directly in the specific transactions to which this opinion relates and without any special or additional investigation undertaken for the purposes of this opinion.

As to certain matters of fact material to this opinion, we have, where such facts were not independently known to us, relied exclusively and without independent verification, on the representations and warranties made by World Funds Trust in certificates of officers of World Funds Trust, and upon certificates of public officials. In the course of our representation of the Acquiring Fund, nothing has come to our attention that leads us to believe that any such reliance was unreasonable.

We have made such examination of law as in our judgment is necessary and appropriate for the purposes of this opinion. In our examination, we have assumed: (i) that the Adviser, the investment adviser to the Acquiring Fund, has the power and authority to enter into and perform under the Agreement as contemplated in Sections 4.3, 6.6 and 9.1 of the Agreement, (ii) the due authorization, execution and delivery by the Adviser of the Agreement; (iii) there are no oral or written modifications of or amendments to the Agreement; and (iv) that there have been no waivers of any of the provisions of the Agreement, by action or conduct of the parties or otherwise.

The opinions expressed herein are limited to matters governed by the Securities Act of 1933, as amended (the “1933 Act”), the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”), and the rules and regulations promulgated thereunder (together, the “federal securities laws”), and the laws of the state of Delaware. In particular, we express no opinion with respect to any matter governed by the securities or blue sky laws of the various states of the United States. To the extent that any opinion herein relates to matters governed by any laws other than the federal securities laws and/or the laws of the state of Delaware, we have assumed that such laws are the same as the federal securities laws and/or the laws of the state of Delaware in all relevant respects. We have not conducted any special review of statutes, rules or regulations for the purposes of this opinion, and our opinions are limited to such laws, rules and regulations as in our experience are normally applicable to transactions of the type contemplated by the Agreement. No opinion is given herein as to the choice of law or internal substantive rules of law which any tribunal may apply to the transactions contemplated by the Agreement.

Our opinion is further subject to the following exceptions, qualifications and assumptions:

(i)     We assume without any independent investigation that the Agreement is the binding obligation of each other party thereto other than the World Funds Trust, on behalf of the Acquiring Fund, and that, at all times relevant to the Agreement, each such other party is qualified to do business under the laws of each jurisdiction where such qualification is necessary in order for the party to enforce its rights under the Agreement;

(ii)     The enforcement of any obligations of the World Funds Trust on behalf of the Acquiring Fund, whether under the Agreement or otherwise, may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance and transfer and similar laws relating to or affecting creditors’ rights generally and court decisions with respect thereto, and further subject to the application of equitable principles in any proceeding, whether at law or in equity or with respect to the enforcement of provisions of the Agreement and the effect of judicial decisions which have held that certain provisions are unenforceable when their enforcement would violate an implied covenant of good faith and fair dealing or would be commercially unreasonable or when default under the Agreement is not material;

(iii)     We express no opinion as to the enforceability of any particular provision of the Agreement relating to or constituting (A) waivers of rights to object to jurisdiction or venue, consents to jurisdiction or venue, or waivers of rights to (or methods of) service of process; (B) waivers of rights to trial by jury, or other rights or benefits bestowed by operation of law; (C) waivers of any applicable defenses, setoffs, recoupments, or counterclaims; or (D) exculpatory or exonerating clauses, indemnification clauses, and clauses relating to releases or waivers of unmatured claims or rights;

(iv)     No opinion is given herein as to the title to or other ownership rights of the World Funds Trust, on behalf of the Acquiring Fund, in, or the accuracy or sufficiency of the descriptions of, or the existence of any liens, charges, or claims against, any of the property or assets of the World Funds Trust;

(v)     Our opinions are subject to the effects of general principles of equity (whether considered in a proceeding at law or in equity), including but not limited to principles limiting the availability of specific performance or injunctive relief, and concepts of materiality and reasonableness, and the implied duty of good faith and fair dealing;

(vi)     Our opinions are subject to the effects of the judicial doctrines of successor liability and de facto merger with respect to any unassumed liabilities; and

(vii)     We express no opinion as to the effect of events occurring, circumstances arising, or changes of law becoming effective or occurring, after the date hereof on the matters addressed in this opinion letter, and we assume no responsibility to inform you of additional or changed facts, or changes in law, of which we may become aware.

Based upon and subject to the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that:

(a)   The Acquiring Fund is an investment series of a statutory trust duly organized, validly existing and in good standing under the laws of the State of Delaware, and to our knowledge, has the trust power to own all of its properties and assets and to carry on its business as presently conducted.

(b)   The Acquiring Fund is a series of a Delaware statutory trust registered as an investment company under the 1940 Act, and, to our knowledge, such registration with the Commission as an investment company under the 1940 Act is in full force and effect.

(c)   This Agreement has been duly authorized, executed, and delivered by the World Funds Trust on behalf of the Acquiring Fund, and, assuming due authorization, execution and delivery of this Agreement by the Transferring Fund, is a valid and binding obligation of the Acquiring Fund enforceable against the Acquiring Fund in accordance with its terms, subject as to enforcement, to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium, and other laws relating to or affecting creditors’ rights generally and to general equity principles.

(d)   Assuming that consideration of not less than the net asset value of the Acquiring Fund Shares has been paid, the Acquiring Fund Shares to be issued and delivered to the Transferring Fund on behalf of the Transferring Fund Shareholders as provided by this Agreement are duly authorized and upon such delivery will be legally issued and outstanding and fully paid and non-assessable, and no shareholder of the Acquiring Fund have any statutory preemptive rights in respect thereof.

(e)   The execution and delivery of this Agreement did not, and the consummation of the transactions contemplated hereby will not, result in a violation of the World Funds Trust’s Agreement and Declaration of Trust or By-Laws or a material provision of any material agreement, indenture, instrument, contract, lease or other undertaking (in each case known to us) to which the World Funds Trust is a party or by which it or any of its properties may be bound, or to our knowledge, result in the acceleration of any obligation or the imposition of any penalty under any agreement, judgment, or decree to which the World Funds Trust or the Acquiring Fund is a party or by which it is bound.

(f)   In the ordinary course of our representation of World Funds Trust, and without having made any investigation, and except as otherwise disclosed, to our knowledge, no litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending or threatened as to the World Funds Trust or any of its properties or assets and the World Funds Trust is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body, which materially and adversely affects its business, other than as previously disclosed in the Proxy Statement.

(g)   To our knowledge no consent, approval, authorization or order of any court or governmental authority of the United States or the State of Delaware is required for consummation by the World Funds Trust and the Acquiring Fund of the transaction contemplated herein, except as has and as may be obtained under the 1933 Act, the 1934 Act and the 1940 Act, and as may be required under state securities laws.

We express no opinion with respect to (i) the application of equitable principles; (ii) any proceeding, whether at law or in equity, as to the enforceability of any provision of the Agreement relating to remedies after default; and (iii) availability of any specific or equitable relief of any kind.

The opinions expressed herein are solely for the benefit of the IMS Trust and the Board of Trustees of the IMS Trust in connection with the transaction contemplated by the Agreement and may not be relied on in any manner or for any purpose by any other person, nor may copies be furnished to any other person without our prior written consent, except that you may furnish copies hereof: (i) to your independent auditor and legal counsel; (ii) to any federal or state authority having regulatory jurisdiction over you; (iii) pursuant to an order or legal process of any court or governmental agency; and (iv) in connection with any legal action arising out of the transactions contemplated by the Agreement to which you are a party.

Very truly yours,

On behalf of The Law Offices of John H. Lively & Associates, Inc.